EXHIBIT 99.2

Dear Valued Customer:

I am pleased to tell you about an investment opportunity and, just as importantly, to request your vote. In connection with the Plan of Reorganization (the “Plan”), Malvern Federal Bancorp, Inc. is conducting an initial public offering of its common stock. Through the reorganization, Malvern Federal Savings Bank will become a subsidiary of Malvern Federal Bancorp, Inc., and our organization will reorganize from the mutual (meaning no stockholders) to the mutual holding company structure, partially owned by stockholders. Also, in connection with the reorganization, we are forming a charitable foundation to support charitable causes within the communities we serve. Enclosed is a Proxy Statement and attached Prospectus describing the Plan, stock offering and charitable foundation.

The Proxy Vote

Although we have received conditional regulatory approval to implement the Plan and to establish a charitable foundation, we must receive the approval of our members. YOUR VOTE IS IMPORTANT TO US – NOT VOTING YOUR ENCLOSED PROXY CARD(S) WILL HAVE THE SAME EFFECT AS VOTING “AGAINST” THE PLAN AND “AGAINST” THE CHARITABLE FOUNDATION. You may have received more than one proxy card, depending on the ownership structure of your accounts at Malvern Federal Savings Bank. To cast your vote, please sign each Proxy Card; none are duplicates. Return the card(s) in the Proxy Reply Envelope provided. Our Board of Directors urges you to vote “FOR” both proposals. Please note:

•	Voting does not obligate you to purchase shares of common stock in our stock offering.

•	Our business focus will not change. The proceeds resulting from the sale of shares will give us additional flexibility to continue to grow and to achieve our business goals.

•	There will be no change to account numbers, interest rates or other terms of your accounts at Malvern Federal Savings Bank.

•	Our management and staff will continue to serve you, and your deposit accounts will continue to be insured by the FDIC up to the maximum legal limits.

The Stock Offering

We are offering shares of common stock for sale at $10.00 per share. There will be no sales commission charged to purchasers in this stock offering. As an eligible Malvern Federal Savings Bank customer, you have the right, but are not obligated, to buy shares of Malvern Federal Bancorp, Inc. common stock before any shares are offered for sale to the public.

Before making an investment decision, please carefully review the Prospectus. If you are interested in purchasing shares of common stock, complete the enclosed Stock Order Form and return it, with full payment, in the Order Reply Envelope provided. Stock Order Forms and full payment must be received (not postmarked) by 12:00 noon, Eastern time, on _______ __, 2008. If you are considering purchasing stock with funds you have in an IRA, call our Stock Information Center promptly for guidance, because IRA related orders require additional processing time.

I invite you to consider this opportunity to share in our future and, together with our Board of Directors, I thank you for your continued support as a customer of Malvern Federal Savings Bank.

Sincerely,

Ronald Anderson
President and Chief Executive Officer

This letter is neither an offer to sell nor a solicitation of an offer to buy shares of common stock. The offer is made only by the Prospectus. The shares of common stock are not savings accounts or deposits and are not insured by the Federal Deposit Insurance Corporation or any other government agency.

Questions?
Call our Stock Information Center, toll-free, at (866) ___-____, from 10:00 a.m. to 4:00 p.m., Eastern time, Monday through Friday.
The Stock Information Center is closed on weekends and bank holidays.

Dear Friend:

I am pleased to tell you about an investment opportunity. Malvern Federal Bancorp, Inc., the newly-formed parent company of Malvern Federal Savings Bank, is offering shares of its common stock for sale at a price of $10.00 per share. No commission will be charged to purchasers in this stock offering.

As an eligible depositor of Malvern Federal Savings Bank on September 30, 2006 or December 31, 2007, whose account was closed thereafter, you have a right, without any obligation, to purchase shares of common stock, before shares are offered for sale to the general public.

Before making an investment decision, please carefully review the enclosed Prospectus. If you are interested in purchasing shares of Malvern Federal Bancorp, Inc. common stock, complete the enclosed Stock Order Form and return it, with full payment, in the enclosed Order Reply Envelope. If you wish to purchase stock with funds you have in an IRA, call our Stock Information Center promptly for guidance, because IRA-related orders require additional processing time. Stock Order Forms must be received (not postmarked) by 12:00 noon, Eastern time, on _______, 2008.

If you have questions regarding the offering, please refer to the Prospectus and Q&A Brochure or call our Stock Information Center at the number shown below.

Sincerely,

Ronald Anderson
President and Chief Executive Officer

This letter is neither an offer to sell nor a solicitation of an offer to buy shares of common stock. The offer is made only by the Prospectus. The shares of common stock are not savings accounts or deposits and are not insured by the Federal Deposit Insurance Corporation or any other government agency.

Questions?
Call our Stock Information Center, toll-free, at (866) ___-____, from 10:00 a.m. to 4:00 p.m., Eastern time, Monday through Friday.
The Stock Information Center is closed on weekends and bank holidays.

Dear Friend:

I am pleased to tell you about an investment opportunity. Malvern Federal Bancorp, Inc., the newly-formed parent company of Malvern Federal Savings Bank, is offering shares of its common stock for sale at a price of $10.00 per share. No commission will be charged to purchasers in this stock offering.

Before making an investment decision, please carefully review the enclosed Prospectus. If you are interested in purchasing shares of Malvern Federal Bancorp, Inc. common stock, complete the enclosed Stock Order Form and return it, with full payment, in the enclosed Order Reply Envelope. If you wish to purchase stock with funds you have in an IRA, call our Stock Information Center promptly for guidance, because IRA-related orders require additional processing time. Stock Order Forms must be received (not postmarked) by 12:00 noon, Eastern time, on _______, 2008.

If you have questions regarding the offering, please refer to the Prospectus and Q&A Brochure or call our Stock Information Center at the number shown below.

Sincerely,

Ronald Anderson
President and Chief Executive Officer

This letter is neither an offer to sell nor a solicitation of an offer to buy shares of common stock. The offer is made only by the Prospectus. The shares of common stock are not savings accounts or deposits and are not insured by the Federal Deposit Insurance Corporation or any other government agency.

Questions?
Call our Stock Information Center, toll-free, at (866) ___-____, from 10:00 a.m. to 4:00 p.m., Eastern time, Monday through Friday.
The Stock Information Center is closed on weekends and bank holidays.

STIFEL NICOLAUS

Dear Sir/Madam:

At the request of Malvern Federal Bancorp, Inc., we are enclosing materials regarding the offering of shares of Malvern Federal Bancorp, Inc. common stock. Included in this package is a Prospectus describing the stock offering. We encourage you to read the enclosed information carefully, including the “Risk Factors” section of the Prospectus.

Stifel, Nicolaus & Company, Inc. has been retained by Malvern Federal Bancorp, Inc. as selling agent in connection with the stock offering.

Sincerely,

STIFEL  NICOLAUS

This letter is neither an offer to sell nor a solicitation of an offer to buy shares of common stock. The offer is made only by the Prospectus. The shares of common stock are not savings accounts or deposits and are not insured by the Federal Deposit Insurance Corporation or any other government agency.

READ THIS FIRST

Office of Thrift Supervision Guidance for Accountholders

          Your financial institution is in the process of selling stock to the public, in either a mutual-to-stock conversion or a stock issuance by a subsidiary of a mutual holding company. As an accountholder at this institution, you have certain priority subscription rights to purchase stock in the offering. These priority subscription rights are non-transferable. If you subscribe for stock, you will be asked to sign a statement that the purchase is for your own account, and that you have no agreement or understanding regarding the subsequent sale or transfer of any shares you receive.

          On occasion, unscrupulous people attempt to persuade accountholders to transfer subscription rights, or to purchase shares in the offering based on the understanding that the shares will subsequently be transferred to others. Such arrangements violate federal regulations. If you participate in these schemes, you are breaking the law and may be subject to prosecution. If someone attempts to persuade you to participate in such a scheme, please contact Office of Thrift Supervision (OTS) at (202) 906-6202. OTS is very interested in ensuring that the prohibitions on transfer of subscription rights are not violated.

          How will you know if you are being approached illegally? Typically, a fraudulent opportunist will approach you and offer to “loan” you money to purchase a significant amount of stock in the offering. In exchange for that “loan” you most likely will be asked either to transfer control of any stock purchased with that money to an account the other person controls, or sell the stock and give the majority of the profits to the other person. You may be told, untruthfully, that there is no risk to you, that the practice is common, and even if you are caught, that your legal expenses will be covered.

          On the back of this page is a list of some key concepts that you should keep in mind when considering whether to participate in a mutual-to-stock conversion or stock issuance by a mutual holding company subsidiary. If you have questions, please contact the stock information center listed elsewhere in the literature you are receiving. Alternatively, you can contact us at: ombudsman@ots.treas.gov.

(over)

What Investors Need to Know

          Key concepts for investors to bear in mind when considering whether to participate in a conversion offering, or a stock offering by a subsidiary of a mutual holding company, include the following:

•

Know the Rules — By law, accountholders cannot sell or transfer their priority subscription rights, or the stock itself, prior to the completion of a financial institution’s conversion. Moreover, accountholders cannot enter into agreements or arrangements to sell or transfer either their subscription rights or the underlying conversion stock.

•

“Neither a Borrower nor a Lender Be” — If someone offers to lend you money so that you can participate — or participate more fully — in a conversion, be extremely wary. Be even more wary if the source of the money is someone you do not know. The loan agreement may make you unable to certify truthfully that you are the true holder of the subscription rights and the true purchaser of the stock and that you have no agreements regarding the sale or transfer of the stock.

•

Watch Out for Opportunists — The opportunist may tell you that he or she is a lawyer — or a consultant or a professional investor or some similarly impressive tale — who has experience with similar mutual conversion transactions. The opportunist may go to extreme lengths to assure you that the arrangement you are entering into is legitimate. They might tell you that they have done scores of these transactions and that this is simply how they work. Or they might downplay the warnings or restrictions in the prospectus or order form, telling you that “everyone” enters into such agreements or that the deal they are offering is legitimate. They may also tell you that you have no risk in the transaction. The cold, hard truth is that these are lies, and if you participate, you are breaking the law.

•

Get the Facts from the Source — If you have any questions about the securities offering, ask the savings bank or savings association for more information. If you have any doubts about a transaction proposed to you by someone else, ask the financial institution whether the proposed arrangement is proper. You may be able to find helpful resources on the institution’s website or by visiting a branch office.

The bottom line for investors is always to remember that if an opportunity sounds too good to be true, it probably is too good to be true.

CAN I USE A LOAN FROM MALVERN FEDERAL SAVINGS BANK TO PAY FOR SHARES?

No. Malvern Federal Savings Bank, by regulation, may not extend a loan for the purchase of Malvern Federal Bancorp, Inc. stock in the offering. Similarly, you may not use existing Malvern Federal Savings Bank line of credit checks to purchase stock in the offering.

WILL I EARN INTEREST ON MY FUNDS?

Yes. If you pay by check or money order, you will earn interest at Malvern Federal Savings Bank’s passbook rate from the day we process your check or money order until the completion of the Reorganization. At that time, we will issue you a check for interest earned on these funds. If you pay for the shares by authorizing a direct withdrawal from your Malvern Federal Savings Bank deposit account(s), your funds will continue earning interest during the offering at the applicable contract rate. The interest will remain in your account(s) when the designated withdrawal is made, upon completion of the Reorganization.

ARE THERE LIMITS TO HOW MANY SHARES I CAN ORDER?

Yes. The minimum order is 25 shares ($250). The maximum number of shares that may be purchased by one person is 20,000 shares ($200,000). Also, no person, with associates, or with persons acting in concert, may purchase more than 40,000 shares ($400,000). More detail on purchase limits, including the definition of “associate” and “acting in concert”, can be found in the section of the Prospectus entitled “The Reorganization and Offering – Limitations on Common Stock Purchases.”

IS IT POSSIBLE THAT I WILL NOT RECEIVE ANY OR ALL OF THE SHARES I ORDERED?

Yes. If we receive orders in the offering for more shares than we have available to sell, we will allocate shares as described in the Prospectus. If we are unable to fill your order, in whole or in part, you will receive a refund based upon your method of payment.

I AM ELIGIBLE TO SUBSCRIBE FOR SHARES OF COMMON STOCK IN THE SUBSCRIPTION OFFERING BUT AM NOT INTERESTED IN INVESTING. MAY I ALLOW SOMEONE ELSE TO USE MY STOCK ORDER FORM TO TAKE ADVANTAGE OF MY PRIORITY AS AN ELIGIBLE CUSTOMER?

No…subscription rights are non-transferable! Only certain Malvern Federal Savings Bank customers have non-transferable rights to purchase shares in the subscription offering. To preserve subscription rights, the shares may only be registered in the name(s) of the eligible customer(s), as described further in the enclosed Prospectus. On occasion, unscrupulous people attempt to persuade eligible customers to transfer subscription rights, or to purchase shares in the offering based on an understanding that the shares will be subsequently transferred to others. Participation in such schemes is against the law and may subject involved parties to prosecution. If you become aware of any such activities, we ask that you notify us promptly so that we can take the necessary steps to protect our eligible customers’ subscription rights in the offering.

ARE OFFICERS AND DIRECTORS OF MALVERN FEDERAL BANCORP, INC. PLANNING TO PURCHASE STOCK?

Yes! The executive officers and directors of Malvern Federal Bancorp, Inc. and their associates plan to purchase, in the aggregate, $462,500 worth of stock or approximately 1.5% of the common stock offered at the midpoint of the offering range.

CAN I CHANGE MY MIND AFTER I PLACE AN ORDER TO SUBSCRIBE FOR STOCK?

No. After receipt, your order cannot be modified or withdrawn.

WILL THE STOCK BE INSURED?

No. Like any common stock, Malvern Federal Bancorp, Inc.’s stock will not be insured.

WILL DIVIDENDS BE PAID ON THE STOCK?

After completion of the Reorganization, Malvern Federal Bancorp, Inc. intends to pay quarterly cash dividends on the common stock commencing with the first full quarter after the Reorganization. Our ability to pay such dividends will depend upon a number of factors, including the amount of net proceeds retained by us in the offering, investment opportunities available to us, capital requirements, our financial condition and results of operations, tax considerations, regulatory limitations and general economic conditions. If we do pay dividends we cannot guarantee that dividend amounts will not be reduced or eliminated in future periods.

HOW WILL MALVERN FEDERAL BANCORP, INC.’S SHARES TRADE?

Upon completion of the offering, Malvern Federal Bancorp, Inc.’s shares are expected to trade on the Nasdaq Global Market, under the symbol “MLVF”. Once the shares have begun trading, you may contact a firm offering investment services in order to buy or sell Malvern Federal Bancorp, Inc. shares in the future. As soon as possible after the completion of the offering, investors will be mailed stock certificates. Purchasers may not be able to sell the shares of common stock they ordered in our offering until their stock certificate is delivered to them, even though the common stock will have begun trading.

WHERE TO GET MORE INFORMATION

HOW CAN I GET MORE INFORMATION?

A Stock Information Center has been established at Malvern Federal Savings Bank’s corporate office, located at 42 East Lancaster Avenue, Paoli, Pennsylvania. You may visit the Stock Information Center or call us, toll-free, at (866) ___-____, from 10:00 a.m. to 4:00 p.m., Eastern time, Monday through Friday. The Stock Information Center is not open on weekends or on bank holidays.

Questions
and
Answers

About Our
Reorganization
and
Stock Offering

This brochure is neither an offer to sell nor a solicitation of an offer to buy shares of common stock. The offer is made only by the Prospectus. The shares of common stock are not savings accounts or deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

This pamphlet answers questions about Malvern Federal Savings Bank’s Reorganization. Investing in shares of common stock involves certain risks. Before making an investment decision, please read the enclosed Prospectus carefully, including the “Risk Factors” section.

GENERAL -- THE REORGANIZATION

Our Board of Directors has determined that the Reorganization is in the best interest of Malvern Federal Savings Bank, our customers and the communities we serve.

WHAT IS THE REORGANIZATION AND OFFERING?

Under our Plan of Reorganization, Malvern Federal Savings Bank will reorganize from a mutual (meaning no stockholders) savings bank into the mutual holding company structure. This will be accomplished, in part, through the sale of shares of Malvern Federal Bancorp, Inc. common stock. Malvern Federal Mutual Holding Company, a mutual holding company being formed by Malvern Federal Savings Bank in connection with the reorganization, will own 55% of Malvern Federal Bancorp, Inc.’s outstanding common stock, 43% will be owned by investors in the offering and 2% will be contributed to the Malvern Federal Charitable Foundation. Malvern Federal Bancorp, Inc. will own Malvern Federal Savings Bank.

WHAT IS THE MALVERN FEDERAL CHARITABLE FOUNDATION AND WHY IS IT BEING ESTABLISHED?

In connection with the Reorganization, we intend to establish the Malvern Federal Charitable Foundation. The charitable foundation will support charitable causes and community development activities in the local communities we serve. The charitable foundation will be funded with Malvern Federal Bancorp, Inc. common stock.

WHAT ARE THE REASONS FOR THE REORGANIZATION?

The Reorganization is intended to provide additional funds to support future growth and increased lending capability. Funds received in the stock offering will be used for general corporate purposes, to enhance our future earnings and profitability by reinvesting and leveraging the net proceeds through traditional lending and investing activities. The additional funds will also facilitate acquisitions of other institutions (although no specific acquisitions are currently planned).

WILL CUSTOMERS NOTICE ANY CHANGE IN MALVERN FEDERAL SAVINGS BANK’S DAY-TO-DAY ACTIVITIES AS A RESULT OF THE REORGANIZATION?

No. It will be business as usual. The Reorganization is an internal change in our corporate structure. There will be no change to our management, staff or branches as a result. We will continue to operate as an independent bank.

WILL THE REORGANIZATION AFFECT CUSTOMERS’ DEPOSIT ACCOUNTS OR LOANS?

No. The Reorganization will not affect the balance or terms of deposits or loans, and deposits will continue to be federally insured by the Federal Deposit Insurance Corporation up to the maximum legal limit. Deposit accounts are not being converted to stock.

WHY SHOULD I VOTE ON THE PLAN OF REORGANIZATION AND ON THE MALVERN FEDERAL CHARITABLE FOUNDATION?

Each Malvern Federal Savings Bank customer who is eligible to vote on the proposals received a proxy card attached to a stock order form. Voters’ packages include detailed information with regard to the two proposals, which cannot be implemented without the approval of these customers. Our Board of Directors believes that reorganizing into the mutual holding company organizational form will best support Malvern Federal Savings Bank’s future growth, and that establishing and funding a charitable foundation is in keeping with our longstanding commitment to supporting charitable causes and community development activities within the communities we serve. VOTING IS IMPORTANT! Not returning a proxy card has the same effect as a vote ‘AGAINST’ the proposals. Our Board of Directors urges a vote ‘FOR’ both proposals.

THE STOCK OFFERING AND PURCHASING SHARES

HOW MANY SHARES ARE BEING OFFERED AND AT WHAT PRICE?

Malvern Federal Bancorp, Inc. is offering for sale between 2,558,500 and 3,461,500 (subject to increase to 3,980,725) shares of common stock at $10.00 per share. No commission will be charged to purchasers in the offering.

WHO IS ELIGIBLE TO PURCHASE STOCK IN THE SUBSCRIPTION OFFERING?

Pursuant to our Plan of Reorganization, non-transferable rights to buy shares of common stock in a Subscription Offering have been granted in the following order of eligibility priority:

Priority #1 – Malvern Federal Savings Bank depositors with a minimum of $50 on deposit on September 30, 2006;

Priority #2 – Our tax-qualified employee stock ownership plan;

Priority #3 – Malvern Federal Savings Bank depositors with a minimum of $50 on deposit on December 31, 2007; and,

Priority #4 – Malvern Federal Savings Bank depositors on _______ __, 2008 and borrowers with a loan from Malvern Federal Savings Bank at December 31, 1990 that remains outstanding at ________ __, 2008.

If all shares are not subscribed for in the Subscription Offering, Malvern Federal Bancorp, Inc. shares may be available to the general public in a Community Offering. The Community Offering may commence during the Subscription Offering. First preference will be given to natural persons residing in Chester County, Pennsylvania.

In the event that orders are received for more shares than are available for sale in the stock offering, shares will be allocated as described in the Prospectus.

HOW CAN I BUY SHARES DURING THE OFFERING?

Shares may be purchased by completing a stock order form and returning it, with full payment, so that it is physically received (not postmarked) by 12:00 noon Eastern time, on _________ __, 2008. Delivery of a stock order form may be made in one of the following ways: (1) by mail, using the Order Reply Envelope provided, (2) by overnight delivery to the Stock Information Center address noted on the stock order form, or (3) by hand-delivery to the Stock Information Center. Stock order forms may NOT be delivered to any Malvern Federal banking offices.

WHAT IS THE DEADLINE FOR PURCHASING SHARES?

An executed stock order form with the required full payment must be physically received by us, using an accepted method of delivery as described above, by 12:00 noon, Eastern time, on _________, 2008.

HOW CAN I PAY FOR THE SHARES?

Payment for shares can be remitted in two ways:

(1)

By personal check, bank check or money order, payable to Malvern Federal Bancorp, Inc. These will be cashed upon receipt. Cash and wire transfers will not be accepted. You may not use a check drawn on a Malvern Federal Savings Bank line of credit, and we will not accept third-party checks (a check written by someone other than you) payable to you and endorsed over to Malvern Federal Bancorp, Inc.

(2)

By authorizing direct withdrawal of funds from your Malvern Federal Savings Bank deposit account(s). The order form section titled “Method of Payment – Deposit Account Withdrawal” allows you to list the account number(s) and amount(s) to be withdrawn. The types of Malvern Federal Savings Bank deposit accounts that may be used for this purpose are outlined on the Stock Order Form. The funds designated must be available within the account(s) at the time the order form is received.

CAN I USE MY MALVERN FEDERAL SAVINGS BANK IRA OR KEOGH TO PURCHASE THE SHARES?

You might be able to use IRA funds, although using them for this type of purchase requires special arrangements and additional processing time. If you are interested in using IRA or Keogh funds held at Malvern Federal Savings Bank or elsewhere, please call the Stock Information Center as soon as possible – preferably two weeks before the ______, 2008 offering deadline.

You’re Invited!

You are cordially invited to an Informational Meeting to learn more about the offering of Malvern Federal Bancorp, Inc. common
stock and the business focus of Malvern Federal Savings Bank.

Senior executives of Malvern Federal Savings Bank will present information and answer your questions.

DATE
TIME
PLACE
ADDRESS

FOR RESERVATIONS, PLEASE CALL OUR
Stock Information Center, Toll-free, at

(866) ___ - ____

From 10:00 a.m. to 4:00 p.m. Eastern time,
Monday through Friday.
Our Stock Information Center is closed on
weekends and bank holidays.

This invitation is neither an offer to sell nor a solicitation of an offer to buy common stock. The offer is made only by the Prospectus. The shares of common stock are not savings accounts or savings deposits and are not insured by the Federal Deposit Insurance Corporation or any other government agency.

IMPORTANT NOTICE

THIS PACKAGE INCLUDES
PROXY CARD(S) REQUIRING
YOUR VOTE.

IF MORE THAN ONE PROXY CARD
IS ENCLOSED, PLEASE PROMPTLY
VOTE EACH CARD… NONE ARE
DUPLICATES!

THANK YOU,

YOUR BOARD OF DIRECTORS

PLEASE VOTE AND RETURN
THE ENCLOSED PROXY CARD!

If you have not yet voted the Proxy Card(s) we recently mailed to you, please vote the enclosed replacement Proxy Card.

Vote by mail using the enclosed Proxy Reply Envelope.

MALVERN FEDERAL SAVINGS BANK’S BOARD OF
DIRECTORS ASKS THAT YOU VOTE “FOR”
OUR PLAN OF REORGANIZATION
AND
 “FOR” ESTABLISHMENT OF A CHARITABLE FOUNDATION

NOT VOTING HAS THE SAME EFFECT AS VOTING
 “AGAINST” THE TWO PROPOSALS

Voting Does Not Obligate You To Purchase Common Stock
During The Stock Offering

THE PLAN OF REORGANIZATION CHANGES OUR
FORM OF CORPORATE ORGANIZATION, BUT WILL
NOT RESULT IN CHANGES TO BANK STAFF,
MANAGEMENT OR YOUR MALVERN FEDERAL
SAVINGS BANK DEPOSIT ACCOUNTS OR LOANS

If you receive more than one of these reminder mailings,
please vote each Proxy Card received. None are duplicates!

QUESTIONS?
Please call our Stock Information Center, toll-free, at (866) ___-____,
Monday through Friday, 10:00 a.m. to 4:00 p.m., Eastern time.
The Stock Information Center is closed on weekends and bank holidays.

REMINDER ...

HAVE YOU VOTED YET?

PLEASE VOTE BY RETURNING
THE ENCLOSED PROXY CARD!

Our records indicate that you have not voted
the Proxy Card(s) we mailed to you.

Our Board of Directors urges you to vote “FOR” our Plan of Reorganization and “FOR” establishment of a charitable foundation.

NOT VOTING HAS THE SAME EFFECT AS VOTING “AGAINST” THE
TWO PROPOSALS.

IF YOU ARE UNSURE WHETHER YOU VOTED, PLEASE VOTE THE
ENCLOSED REPLACEMENT PROXY CARD AND RETURN IT IN THE
ENCLOSED ENVELOPE. YOUR VOTE CANNOT BE COUNTED TWICE.

VOTING DOES NOT OBLIGATE YOU TO PURCHASE SHARES OF
COMMON STOCK DURING THE MALVERN FEDERAL BANCORP, INC.
STOCK OFFERING, NOR DOES IT AFFECT YOUR MALVERN FEDERAL
SAVINGS BANK’S DEPOSIT ACCOUNTS OR LOANS.

If you receive more than one of these reminder mailings,
please vote each Proxy Card received. None are duplicates.

QUESTIONS?
Please call our Stock Information Center, toll-free, at (866) ___-____,
Monday through Friday, 10:00 a.m. to 4:00 p.m., Eastern time.
Our Stock Information Center is closed on weekends and bank holidays.

YOUR PROMPT VOTE IS
IMPORTANT!

NOT VOTING HAS THE SAME EFFECT
AS VOTING “AGAINST” BOTH PROPOSALS

In order to implement Malvern Federal Savings Bank’s proposed
Plan of Reorganization and to establish the proposed charitable foundation, we must obtain approval of our customers.

If you are unsure whether you voted, please promptly vote the enclosed replacement Proxy Card. Your vote cannot be counted twice!

OUR BOARD OF DIRECTORS ASKS THAT
YOU VOTE “FOR” OUR PLAN OF
REORGANIZATION AND “FOR”
ESTABLISHMENT OF A CHARITABLE
FOUNDATION.

If you receive more than one of these reminder mailings,
please vote each Proxy Card received. None are duplicates.

QUESTIONS?
Please call our Stock Information Center, toll-free, at (866) ___-____,
Monday through Friday, 10:00 a.m. to 4:00 p.m., Eastern time.
Our Stock Information Center is closed on weekends and bank holidays.